FOR IMMEDIATE RELEASE	For more information contact
January 3, 2006	Kelvin R. Collard (281) 230-2512

Gundle/SLT Environmental, Inc.
Announces Acquisition of SL Limitada of Chile

HOUSTON (January 3, 2006)—Gundle/SLT Environmental, Inc. (GSE) today announced that it has acquired the operating assets of SL Limitada, (SL) a privately owned company, located in Santiago and Antofagasta, Chile.

Under terms of the agreements, GSE will not assume any of SL liabilities other than the sales backlog and open purchase orders for raw materials. GSE will be privileged to continue servicing all of SL customers in South America and in other parts of the world.

“This acquisition will provide GSE with a significant presence in the South American market and should enhance our responsiveness to the needs of our customers in this part of the world at a competitive cost advantage,” said Samir T. Badawi, President and CEO. “We are acquiring a well run operation and will be welcoming an outstanding group of employees into GSE.”

SL’s revenue was approximately $33 million for the first ten months of 2005. The annual production capacity of approximately 40 million pounds will be marketed primarily in the South American region with emphasis on the growing market for high quality geomembrane products for the mining industry, solid waste and water management. Badawi also said the acquisition is expected to be accretive. “We expect to realize savings in transportation costs and by improving plant utilization rates which will provide the potential for earnings improvement. We believe the acquisition further strengthens our balance sheet and improves our credit ratios.”

Gundle/SLT Environmental, Inc. is the world leader in providing geosynthetic lining solutions, products and services to satisfy the needs of domestic and international, municipal and private companies engaged in the waste management, mining, water and wastewater treatment, aquaculture and other industrial activities.

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This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release the words, “believe”, “expect”, “intend” and words or phrases of similar import, as they relate to GSE or its management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, among other things, competitive market factors, worldwide manufacturing capacity in the industry, general economic conditions around the world, raw material pricing and supply, governmental regulation and supervision, seasonality, distribution networks and other factors described more fully in GSE’s reports filed with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those currently believed, expected or intended.